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Exhibit 99
                                                                 PR NEWSWIRE


               NORTH EUROPEAN OIL ROYALTY TRUST ANNOUNCES
            NET INCOME FOR THE FOURTH QUARTER OF FISCAL 2016


Red Bank, N.J. November 17, 2016 -- North European Oil Royalty Trust (NYSE-
NRT) reported the net income and results for the fourth quarter of fiscal 2016 which appear below compared with the fourth quarter of fiscal 2015. Total royalties received include adjustments made by the operating companies based upon their corrected royalty calculations for prior periods.


                           4th Fiscal Qtr.    4th Fiscal Qtr.    Percentage
                          Ended 10/31/2016   Ended 10/31/2015      Change
                          ----------------   ----------------    ----------
Total Royalties Received      $1,233,794         $2,250,082       - 45.17%
Net Income                    $1,078,294         $2,096,955       - 48.58%
Distributions per Unit          $0.12              $0.23          - 47.83%

The Trust receives nearly all of its royalties under two royalty agreements. The Mobil Agreement, the higher royalty rate agreement, covers gas sales from the western half of the Oldenburg concession. The OEG Agreement, the lower royalty rate agreement, covers gas sales from the entire Oldenburg concession. The factors determining the amount of gas royalties payable under the two agreements from the preceding calendar quarter are shown in the table below comparing the third calendar quarters of 2016 and 2015. Further details will be available in the Trust's annual report on Form 10-K which will be available through the SEC or on the Trust's website, www.neort.com, on or about December 30, 2016.

                              Factors Determining Gas Royalties Payable
                         --------------------------------------------------
                         3rd Calendar Qtr.   3rd Calendar Qtr.   Percentage
                          Ended 9/30/2016     Ended 9/30/2015      Change
                         -----------------   -----------------   ----------
     Mobil Agreement
     ---------------
Gas Sales (Bcf)(1)               6.688            5.829             + 14.74%
Gas Prices(2)(Ecents/Kwh)(3)    1.3753           2.1662             - 36.51%
Average Exchange Rate(4)        1.1047           1.1301             -  2.25%
Gas Royalties                 $1,116,681       $1,636,070           - 31.75%

     OEG Agreement
     -------------
Gas Sales (Bcf)                 18.752           18.728             +  0.13%
Gas Prices (Ecents/Kwh)         1.4025           2.2187             - 36.79%
Average Exchange Rate           1.1068           1.1309             -  2.13%
Gas Royalties                 $ 406,887        $ 714,479            - 43.05%

(1)Billion cubic feet  (2)Gas prices derived from average for May-July period
(3)Euro cents per Kilowatt hour (4)Based on average exchange rates of cumulative royalty transfers
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Trust expenses for the fourth quarter of fiscal 2016 increased 0.89%, or
$1,382, to $156,049 from $154,667 in comparison to the fourth quarter of fiscal 2015. The increase was due to higher legal expenses, both domestic and German, relating to the amendments to the Mobil and OEG Royalty Agreements.

Total royalties received for fiscal 2016 declined in comparison to fiscal 2015 due to lower gas sales, lower gas prices and lower average exchange rates under both the Mobil and OEG Agreements. Under the Mobil Agreement, gas sales, gas prices and average exchange rates declined 12.83%, 28.39% and 2.55%, respectively. Under the OEG Agreement, gas sales, gas prices and average exchange rates declined 12.21%, 29.10% and 2.58%, respectively.
The comparison of the relevant periods is shown below.


                            Fiscal Year         Fiscal Year      Percentage
                          Ended 10/31/2016    Ended 10/31/2015     Change
                          ----------------    ----------------   ----------

Total Royalties Received      $ 6,960,961        $12,390,575      - 43.82%
Net Income                    $ 6,141,141        $11,580,673      - 46.97%
Distributions per Unit           $0.67              $1.27         - 47.24%

The 2016 Annual Meeting is scheduled to begin at 10:00 A.M. on February 16,
2017.

The previously declared distribution of 12 cents per unit will be paid on November 30, 2016 to owners of record as of November 18, 2016. For further information contact John R. Van Kirk, Managing Director, at (732) 741-4008 or via e-mail at jvankirk@neort.com. The text of the Trust's press releases along with other pertinent information is available on the Trust's website: www.neort.com.